Exhibit 10.20

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Employer:	(hereinafter referred to as “Party A”)	Employee:	(hereinafter referred to as “Party B”)

Name:	NeoPhotonics (China) Co., Ltd.	Name:	Cheung Chi Yue

Type of Ownership:	Sino-foreign joint venture	Sex: M	Age: 40

Address:	NeoPhotonics Building, 12th South Keji Rd., High-Tech Industry Park, Shenzhen	Identity Card No,:	H0714306400

Legal Representative:	Timothy S. Jenks	Present Home Address:	12A, Block 5, Gao Shan Gong Ye 8th Road, Shenzhen
Telephone No.:	0755-26748225	Place of Household Registration:	Hong Kong

Pursuant to the Labour Law of the People’s Republic of China, the Labour Contract Law of the People’s Republic of China, the Regulations of Shenzhen Special Economic Zone on Labour Contracts and other relevant laws and regulations, this Contract is entered into by Party A and Party B who shall, in line with the principles of legality, fairness, equality and on a voluntary basis, reach unanimity through consultations and abide by the terms and conditions of this Contract.

Type of Labour Contract, Duration and Probation Period

Article 1	Both Party A and Party B agree that the type, duration and probation period in respect of this Contract shall be defined as item No. 1 below:
	1.	This is a fixed-term Contract which shall remain in force from 14 August 2007 to 30 June 2012 with a probation period of / months.

Scope and Location of Work

Article 2

Party B agrees to take up the position of Vice President in accordance with the work requirements of Party A. The location of work shall be in the Shenzhen Special Economic Zone. Nonetheless, Party B may be required, subject to work requirements, to go on business trips elsewhere in China or overseas. The specific scope of work and duties assumed by Party B should be determined by the provisions regarding positions and duties as stipulated in the rules and regulations of Party A or otherwise agreed by both Parties.

Party A may, following consultation and agreement with Party B, make adjustments to the position, duties and work location of Party B in view of its operational needs.

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Article 3

Party B shall, upon the request of Party A, complete the specified amount of work in a timely manner and meet the required standards of quality. During the subsistence of the employment relationship between both Parties, Party B is not allowed to be employed by another employer or provide services to another employer for compensation without the written approval of Party A. Nor shall he be permitted to engage in business activities by himself (except engaging in non-business investment activities such as purchasing of negotiable securities or investment funds during non- business hours).

Remuneration

Article 4

Party B is entitled to receive a remuneration commensurate with his normal attendance to his duties and his provision of normal labour services. Payment for the post held by Party B shall be made in accordance with item No. 1. (All are pre-tax income, with RMB as the unit of currency.)

1. Monthly pay: at RMB 100,000/month, and $ / month during probation.

Party A is entitled (but not required) to increase the remuneration of Party B according to its normal salary increment mechanism. In the event that the position of Party B is altered upon mutual consent, Party A is entitled to adjust the remuneration of Party B according to the salary scale for the position.

Party A is entitled, on behalf of Party B, to deduct directly from the remuneration receivable by Party B such amount of taxation, including personal income tax and social insurance fees, for which Party B is liable.

Article 5

Party A shall pay Party B’s salary in the form of currency on a monthly basis. The 7th day of each month is designated, as a matter of principle, to be the date when payment of salary for the previous month would be made, and in any case not later than the 15th day of the month under special circumstances.

Article 6

In the case that Party A arranges for Party B to extend the working hours or work on rest days or statutory holidays, it shall arrange for Party B to take time off in lieu or pay the corresponding remuneration.

Working Hours and Rest Days, Holidays

Article 7

Party A implements a working hour system of 8 hours per day, 40 hours per week and shall make reasonable arrangement for Party B to take rest or leave in accordance with the relevant laws and regulations and company policy. Party B’s actual starting and ending times each day shall be in accordance with the relevant laws and regulations and subject to the specific arrangements of Party A.

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Article 8

In the case that Party A arranges for Party B to extend working hours or work overtime during festivals or statutory holidays, Party B shall conform to the uniform working arrangements of Party A. In order to safeguard the lawful interests of Party B, overtime payments shall be made by Party A according to the stipulations of relevant laws and regulations.

Article 9

Party B shall seek the approval of Party A before he proceeds to work overtime, otherwise he shall not be deemed to have worked overtime. Nor shall he be entitled to receive any remuneration for working such overtime.

Article 10	Party B is entitled to holidays such as statutory holidays, annual leave, marriage leave, maternity leave and funeral leave.

Labour Protection, Conditions of Work and Protection From Occupational Hazards

Article 11

Party A shall provide Party B with the conditions of work, safety and hygienic environment which are in compliance with the labour protection requirements of the nation, province and municipality. Party B shall strictly abide by the requirements and wear labour protective equipment and take all required labour protective measures in cooperation with Party A.

Pursuant to the relevant requirements of the nation, province and municipality, Party A shall properly carry out all required special protective measures for female staff and juvenile labourers.

Article 12

With respect to positions which may be subject to occupational hazards, Party A shall be obligated to inform Party B in accordance with the law to take preventive measures against occupational hazards during the course of work. Party B shall strictly abide by the relevant operational procedures and safety regulations, and properly take the preventive measures against occupational hazards in cooperation with Party A.

Article 13

Party A shall conduct mandatory education and training courses on occupational skills, safety and hygiene, rules and regulations for Party B, who shall earnestly take part in the various education and training courses organized by Party A as required.

Social Insurance

Article 14	In accordance with the relevant stipulations of the nation, province and Shenzhen municipality, both Party A and Party B shall take out social insurance and pay social insurance fee.

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Labour Discipline

Article 15

Party B shall take the initiative to observe the laws, rules, regulations, regulatory documents and code of ethics of the nation, province and municipality which are in effect at that time, and actively protect the reputation and interests of Party A. Party A is entitled to check and supervise Party B in relation to his performance and reward or discipline him according to the relevant provisions.

Article 16

Party A shall establish and optimize various rules and regulations according to law. Party A shall notify the employees promptly, by way of public notice or verbally, of the rules and regulations, as formulated and amended, which shall be observed by Party B accordingly.

Article 17

Without the written approval of Party A, Party B is prohibited from engaging in any secondary occupation or activity which is in conflict with the interests of Party A.

In view of the need to protect the trade secrets and intellectual property rights of Party A, Party A may, during the subsistence of the labour contract or at the time of rescission or termination of the labour contract, require Party B to execute a non-competition agreement and reach an agreement that Party B shall, upon the rescission or termination of labour contract, perform non-competition obligations during the non-competition period as agreed.

Article 18

Party B shall strictly keep the trade secrets of Party A confidential and respects the intellectual property rights of Party A. Furthermore, Party B shall comply with any written or non-written rules, regulations and requirements regarding confidentiality and maintain the confidentiality of all information in his possession. Also, the confidentiality obligations shall not be relieved or reduced notwithstanding the rescission or termination of the employment relationship between Party A and Party B. With respect to the trade secrets of Party A or those confidentiality matters or information of any third party which Party A undertakes to assume confidentiality obligation, if they come to the knowledge of or are accessible to Party B during the course of his employment, Party B shall be obliged to maintain confidentiality until Party A announces the discharge of secrets or the confidential information has fallen into public domain (except the information which is publicized due to unauthorized leakage or disclosure of confidential information on the part of Party B). Party A may, subject to work requirements, negotiate and enter into a confidentiality agreement with Party B, who shall strictly abide by the confidentiality agreement so executed.

Both Party A and Party B acknowledge that it is fundamentally ethical for Party B to observe the trade secrets of Party A and pay respect to the intellectual property rights of Party A. Should Party B be found to be in breach of the confidentiality provisions, it would constitute a material breach of rules and regulations of the employer and the losses arisen thereof shall be compensated to Party A (including direct loss, indirect loss, actual loss and anticipated loss of gains).

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At the same time, Party B acknowledges that at the time of Party A making payment of salary to Party B, adequate consideration had been given to the confidentiality obligation of Party B both in the course of employment of Party B and after Party B had left office. As the confidentiality fee has already been included in the wage paid to Party B by Party A, a further confidentiality fee is not required to be paid to Party B during the course of employment or at the cessation of employment or subsequent to his leaving office.

Article 19

In the event of violation of labour discipline and rules and regulations on the part of Party B, Party A is entitled to, according to the requirements of the nation, province and municipality and the rules and regulations of the Company, impose disciplinary actions against Party B and/or financial penalties as necessary and even rescind the Contract.

Rescission and Termination of Labour Contracts

Article 20

The rescission of the labour contract means that for some particular reasons, a legal act of early termination of employment is carried out by one or both parties to the labour contract during the period after the contract is entered into and prior to its complete fulfillment.

Article 21

Both Party A and Party B are entitled to rescind the labour contract on the basis of the requirements of laws, rules and regulations of the nation, province and municipality which are in effect and applicable to both Party A and Party B. Where any Party rescinds the labour contract in violation of the regulations, it shall make economic compensation to the other party and assume liability for damages.

Article 22	If any one of the following circumstances happens to Party B, Party A may rescind this Contract without the necessity to make any payment to Party B in lieu of notice and/or economic compensation:

	1.	When during the probation period he has demonstrated himself to be incapable of meeting the criteria for employment;
	2.	When he commits a material breach of the rules or regulations of Party A;
	3.	When he causes great losses to Party A due to serious dereliction of duties or engagement in malpractice for selfish ends;
4.

When Party B simultaneously enters an employment relationship with another employer and thus seriously affects his completion of the tasks assigned by the Company, or Party B refuses to rectify the situation after Party A has raised the issue;

5.

When Party B, by means of deception or coercion or by taking advantage of Party A’s difficulties, forces Party A to conclude or change the labour contract against Party A’s true will, which shall render the labour contract invalid;

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	6.	When he is under investigation for criminal liability according to law.

Both Party A and Party B confirm that, if party B is found to be in breach of the relevant regulations of the nation, province, municipality and the rules and regulations of Party A which results in Party B being subject to disciplinary action or punishment, such as expulsion, removal, dismissal or rescission of labour contract, all of them constitute a material breach of the rules or regulations of Party A as mentioned in item No.2 above.

Article 23	This labour contract will terminate on the occurrence of any one of the following circumstances:

	1.	The expiration of the term of the Contract;
	2.	Party B starts to enjoy basic retirement pension according to relevant laws and regulations;
	3.	Party B dies or has been announced as dead or missing by the People’s Court;
	4.	Party A has been declared bankrupt by law;
	5.	The business license of Party A has been revoked, Party A has been ordered to shut down or Party A decides to dissolve prematurely;
	6.	Other circumstances as set forth in laws or administrative regulations.

Both Party A and party B agree that if Party B is still working for Party A upon the expiration of the term of employment under this Contract and there still exists an employment relationship between them, before both parties renew the labour contract or inform the other Party about the rescission of the employment relationship, this Contract shall remain valid for both Parties except for the determination of the term of the contract,.

Article 24

In the event of rescission and termination of this Contract by both Party A and Party B, Party B shall, subject to mutual agreement or the rules and regulations of Party A, go through the handover process. Party A shall also issue a certificate in writing to Party B according to law and undergo the formalities of transfer of files and social insurance relationship on behalf of Party B.

Default Liability

Article 25

If either Party A or Party B is in breach of contractual provisions and causes the other party to suffer from damages, the party in default shall assume liability for damages in accordance with the laws, rules and regulations of the nation, province and municipality.

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Article 26	Furthermore, the Parties agree that the following events shall be deemed to have constituted a default:

1.

Prior to the signing of the labour contract, Party B is obligated to be truthful with respect to providing basic information directly related to the labour contract and answering enquiries raised by Party A. Once it is found that the personal data and information furnished by Party B in relation to the position applied for is inconsistent with the truth, this can be treated by Party A as proof of Party B’s inability to meet the criteria for employment and Party A shall henceforth terminate probation and rescind the Contract;

2.

If Party B rescinds the labour contract during the term of the contract, he should do so by giving 30 days’ written notice in advance according to law, failing which Party B shall make compensation to Party A for all losses arising therefrom (those losses include but are not limited to the direct and indirect losses caused by the inconvenience brought to the operation and management of Party A as a result of the sudden departure of Party B, as well as various recruitment and training costs associated with the engagement of another staff in replacement of Party B on ad hoc basis. If the loss is relatively difficult to calculate, one month’s salary should be paid to Party A as compensation (meaning the average monthly salary of Party B in the 12 months preceding the cessation of employment).

Other Matters Agreed by Both Parties

Article 27

The rules and regulations of Party A (including but not limited to the Staff Handbook, Job Duties and Safety Standards) and training service agreement, confidentiality agreement and other agreements or documents in connection with the labour contract executed or reached in between Party A and Party B during the subsistence of employment relationship constitute the major appendices to this Contract and shall have same effect as this Contract.

Article 28

Party B confirms that at the time of hiring Party B, Party A had already advised Party B of the scope of work, working conditions, location of work, occupational hazards, safety production conditions, remuneration and other matters which Party B had requested to gain an understanding.

Article 29	Any matter not covered in this Contract and any discrepancy between the contract provisions and existing laws and regulations shall be dealt with in accordance with existing laws and regulations.

Dispute Resolution

Article 30

Any dispute or labour dispute arising out of the Contract shall be resolved first through friendly consultations between the Parties. In the event that no agreement can be reached after consultation, both Parties shall apply for arbitration at the Labour Dispute Arbitration Committee of the place where Party A is located. Where there is no disagreement with the arbitration ruling, both Parties must abide by it. Where there is an objection to the arbitration ruling, an action may be brought to the People’s Court of the place where Party A is located.

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By-Laws

Article 31	This Contract in duplicates, one copy held by each Party, shall take effect after both parties’ signing (or placing company chop).

Chop of Party A:	NeoPhotonics (China) Co., Ltd. (Company Chop)	Signature of Party B:	(Signed) (illegible)
Seal of Representative:	Timothy Storrs Jenks (seal)	Fingerprint of Party B:	(fingerprint)

Date of contract:	2007.8.14

I have collected a copy of each of the following materials:
1.	Labour Contract
2.	Agreement on Keeping Confidentiality of Trade Secrets and Ownership of Intellectual Property Rights
Sign to Acknowledge Receipt: Date: 2007.8.14